UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 9, 2016

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Green Plains Inc. (the “Company”) announced that as part of its growth strategy it plans to opportunistically invest in the food and feed ingredients markets and has executed a non-binding letter of intent to acquire a complementary business in the food ingredients industry that has synergies with its current platform at a proposed purchase price estimated to be between $225 million and $275 million. If the acquisition is consummated, the Company expects to fund the purchase price with a combination of cash on hand and debt. The letter of intent is non-binding. The Company is currently only conducting due diligence and is in preliminary discussions with the potential seller regarding a stock purchase agreement. Moreover, the acquisition will be subject, among other conditions, to completing customary due diligence to its satisfaction, approval of the Company’s board of directors, obtaining any necessary regulatory approvals and negotiating a definitive binding agreement with the potential target’s parent company. Subject to these conditions, the Company is working to consummate the transaction, if at all, in the third quarter of 2016, although the timing of any acquisition could be delayed by numerous factors. There is no assurance that any of these conditions, including the negotiation and execution of a definitive agreement, can or will be satisfied. In addition, the price at which the Company agrees in any definitive agreement to acquire the potential target, if at all, may be either within or outside the range described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

	By:	/s/ Jerry L. Peters
Date: August 9, 2016	Jerry L. Peters Chief Financial Officer (Principal Financial Officer)